Contact:
                                                                            FOR IMMEDIATE RELEASE
Brookdale Senior Living Inc.
Ross Roadman  615-376-2412

Brookdale Announces Third Quarter 2008 Results

Highlights

•	Occupancy at the end of the quarter was 90.3%, up 1.3% from the end of June to the end of September.

•	Average occupancy for the third quarter was 89.7%, versus 88.9% for the second quarter of 2008.

•	Revenue for the third quarter was $482.3 million, up 3.8% from the third quarter of 2007.

•
Cash From Facility Operations for the third quarter was $30.9 million, or $0.30 per outstanding common share, excluding integration, hurricane/named storm-related and start-up expenses of $0.08 per outstanding common share, and was $22.5 million, or $0.22 per outstanding common share including those charges.

•
Third quarter net loss of $(35.9) million, or $(0.36) per diluted common share, including non-cash expenses of $80.4 million for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.

Nashville, TN.  November 4, 2008 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial results for the third quarter of 2008.  Net loss for the quarter ended September 30, 2008 was $(35.9) million, or $(0.36) per diluted common share.  The loss includes non-cash items for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization, which totaled $80.4 million.

Bill Sheriff, Brookdale’s CEO, said, “During the quarter, our occupancy increased every month as a result of focused sales and marketing efforts.  We pursued multiple programs to tap into pent-up demand for our services including an increase in short-term incentives and our M3 strategy.  While the increase in incentives will result in more moderate rate growth in the short to medium term, the economic benefit from higher occupancy will be far greater over the longer term.  Our ancillary services business continues to do very well with over 65% of our residents now able to benefit from our therapy and home health products.  As a need-based business, ancillary services showed strong growth in both the number of people served and operating income, and we expect this trend to continue.  With the continued growth of ancillary services, and the stepped-up actions we are taking to aggressively reduce costs and manage occupancy, we have begun to reposition ourselves for the attractive acquisition opportunities that we know will present themselves in this environment.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “The third quarter exhibited a higher than usual level of expense growth over recent periods.  We have recently taken a number of steps to manage down our cost levels including containing salary and wage growth.  These actions, together with the more recent dramatic declines in commodity and energy costs, will positively impact our expense growth going forward.  On the balance sheet side, we raised funds through the sale of a joint venture interest and a refinancing and extended all of our near-term mortgage debt maturities without contractual extension options during the quarter.  As our only debt maturity next year without contractual extension options, we are focused on refinancing our existing line of credit and expect to do so in a timely manner.  Overall, we remain confident about our liquidity position and ability to manage expenses lower going forward.”

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its facilities.

Third quarter Adjusted EBITDA and Cash From Facility Operations included one-time expenses related to hurricanes and other named tropical storms of $3.6 million and integration and severance costs of $3.9 million.  Also included is $1.0 million of start-up losses related to the roll-out of ancillary services to Brookdale communities for a net of $0.08 per outstanding common share.

For the quarter ended September 30, 2008, Adjusted EBITDA was $67.4 million.  Excluding the named storm, integration and start-up costs, Adjusted EBITDA was $75.9 million.  For the nine months ended September 30, 2008, Adjusted EBITDA was $227.0 million.  Excluding the named storm costs, previously disclosed litigation-related charge, integration and start-up costs, and previously disclosed acquisition benefit, Adjusted EBITDA was $247.4 million for the nine months ended September 30, 2008.

For the quarter ended September 30, 2008, Cash From Facility Operations was $22.5 million, or $0.22 per common share outstanding at September 30, 2008 and for the nine month period ended September 30, 2008 was $97.7 million, or $0.96 per common share outstanding.  Excluding the named storm, integration and start-up costs, Cash From Facility Operations for the third quarter of 2008 was $ 30.9 million, or $0.30 per common share outstanding.  Excluding the named storm costs, previously disclosed litigation-related charge, integration and start-up costs, and previously disclosed acquisition benefit, Cash From Facility Operations for the nine months ended September 30, 2008 was $118.1 million, or $1.16 per common share outstanding.

Facility Operating Income was $149.8 million for the quarter ended September 30, 2008 versus $162.8 million in the third quarter of 2007.  Facility Operating Income was $481.2 million for the first three quarters of 2008 versus $489.2 million for the same period of 2007.

Same store revenues grew 4.9% for the twelve months ended September 30, 2008 over the corresponding period ending in 2007, and same store Facility Operating Income grew 0.6%

when compared to the same prior year period.  Similarly, same store revenues grew 3.4% for the quarter ended September 30, 2008 over the same period in 2007, and same store Facility Operating Income decreased 5.6% when compared to the third quarter of 2007.  The twelve month same store data excludes $7.0 million of charges in the fourth quarter of 2007 relating to integration-related accounting items.  Schedules are presented later in this release with additional same store detail.

By the end of the third quarter, the Company’s ancillary services business provided therapy services to almost 34,000 Brookdale units.  At the end of the quarter, the Company’s home health agencies were serving over 14,000 units across the total Brookdale portfolio, up from 7,400 units served a year ago.  The therapy and home health services in the legacy ARC portfolio, which has a higher health center mix than the balance of the Brookdale portfolio, generated $195 of monthly Facility Operating Income per occupied unit in the third quarter (which had one less working day than the second quarter).

During the third quarter of 2008, Brookdale generated $4.2 million of proceeds from sales of joint venture interests and completed $8.4 million in mortgage financings.  In addition, Brookdale extended the maturity of $33.0 million of debt maturing in 2009 by 2 years and currently has virtually no mortgage debt maturities due in 2009 and 2010 that do not contain contractual extension options.

As of September 30, 2008, $84.8 million was drawn on the Company’s revolving credit facility and $119.8 million of letters of credit had been issued under the facility.  This facility provides for a secured line of credit of up to $249.4 million and an additional letter of credit facility of up to $80.0 million as of September 30, 2008.  Brookdale had $55.9 million of unrestricted cash on its balance sheet at the end of the third quarter.

During the quarter, the Company repurchased 431,758 shares of the Company’s common stock for $9.2 million.  Additionally, the Company declared a quarterly cash dividend on the Company’s common stock of $0.25 per share for the quarter ended September 30, 2008.

Brookdale Board Appoints New Board Member

Brookdale also announced today the appointment of James R. Seward to Brookdale’s Board of Directors to fill the vacancy created by the resignation of Jeffrey G. Edwards. Mr. Seward is currently a private investor consultant. Previously, Mr. Seward was Chief Executive Officer and President of SLH Corporation and Chief Financial Officer of Seafield Capital Corporation, both of which were publicly-traded investment holding companies. Mr. Seward, a Chartered Financial Analyst, currently serves on the Board of Directors of Syntroleum Corporation, an alternative energy technology company, and is Chairman of the Board of Trustees of Tamarack Funds Trust, a registered investment company.  He previously served as a member of the Board of Directors of American Retirement Corporation and LabOne.

“We are excited to have Jim join our Board. Jim’s leadership experience, financial acumen and healthcare knowledge will all be valuable assets to the Board and the Company,” said Sheriff.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Wednesday, November 5, 2008 to review the financial results of its third quarter ended September 30, 2008.  The conference call is scheduled for 10:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 845-7252 (from within the U.S.) or (706) 634-9069 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Third Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 12, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.) and referencing access code “71534021.”  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 550 communities in 35 states and the ability to serve approximately 52,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, the demand for senior housing, acquisition opportunities, our share repurchase program, and our dividend strategy; our belief regarding our growth prospects; our ability to secure financing or replace or extend existing debt as it matures (including our line of credit); our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our expectations regarding financings and refinancings of assets; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health); our expected levels of expenditures and reimbursements (and the timing thereof); the anticipated cost and expense associated with the resolution of pending litigation and our expectations regarding the disposition thereof; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; our inability to extend (or refinance) debt as it matures or replace our credit facility when it expires; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that continued market deterioration could jeopardize certain of our counterparties’ obligations; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; changes in governmental reimbursement programs; our limited operating history on a combined basis; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to integrate acquisitions into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue
Resident fees	$480,750	$463,101	$1,435,522	$1,365,061
Management fees	1,527	1,493	5,604	4,777
Total revenue	482,277	464,594	1,441,126	1,369,838

Expense
Facility operating expense (excluding depreciation and amortization of $45,670, $58,913, $143,765 and $177,357, respectively)	322,601	294,997	934,186	861,672
General and administrative expense (including non-cash stock-based compensation expense of $6,737, $7,138, $23,368 and $26,150, respectively)	32,948	34,733	109,633	111,144
Hurricane and named tropical storms expense	3,613	-	3,613	-
Facility lease expense	67,017	67,708	202,028	203,365
Depreciation and amortization	67,066	79,235	207,882	234,690
Total operating expense	493,245	476,673	1,457,342	1,410,871
Loss from operations	(10,968)	(12,079)	(16,216)	(41,033)

Interest income	1,383	1,695	6,169	5,077
Interest expense:
Debt	(37,599)	(38,472)	(110,894)	(107,002)
Amortization of deferred financing costs	(3,004)	(1,151)	(6,940)	(4,878)
Change in fair value of derivatives and amortization	(8,454)	(43,731)	(17,344)	(30,893)
Loss on extinguishment of debt	-	-	(3,052)	(803)
Equity in earnings (loss) of unconsolidated ventures	358	(309)	(750)	(2,362)
Other non-operating income (expense)	69	-	(424)	238
Loss before income taxes	(58,215)	(94,047)	(149,451)	(181,656)
Benefit for income taxes	22,338	35,125	54,996	68,408
Loss before minority interest	(35,877)	(58,922)	(94,455)	(113,248)
Minority interest	-	(5)	-	506
Net loss	$(35,877)	$(58,927)	$(94,455)	$(112,742)

Basic and diluted loss per share	$(0.36)	$(0.58)	$(0.93)	$(1.11)

Weighted average shares used in
computing basic and diluted loss per share	101,398	101,564	101,748	101,463

Dividends declared per share	$0.25	$0.50	$0.75	$1.45

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)

Cash and cash equivalents	$55,885	$100,904
Cash and escrow deposits - restricted	79,187	76,962
Accounts receivable, net	85,839	66,807
Other current assets	43,778	47,162
Total current assets	264,689	291,835
Property, plant, and equipment and
leasehold intangibles, net	3,716,676	3,760,453
Other assets, net	705,561	759,334
Total assets	$4,686,926	$4,811,622

Current liabilities	$864,223	$549,767
Long-term debt, less current portion	2,115,905	2,119,217
Other liabilities	471,596	723,100
Total liabilities	3,451,724	3,392,084
Stockholders’ equity	1,235,202	1,419,538
Total liabilities and stockholders’ equity	$4,686,926	$4,811,622

Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash Flows from Operating Activities
Net loss	$(94,455)	$(112,742)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash portion of loss on extinguishment of debt	3,052	-
Depreciation and amortization	214,822	239,568
Minority interest	-	(506)
Gain on sale of assets	-	(457)
Equity in loss of unconsolidated ventures	750	2,362
Change in future service obligations	-	1,320
Distributions from unconsolidated ventures from cumulative share of net earnings	1,918	1,429
Amortization of deferred gain	(3,257)	(3,255)
Amortization of entrance fees	(16,527)	(14,222)
Proceeds from deferred entrance fee revenue	15,210	14,315
Deferred income tax benefit	(57,243)	(68,715)
Change in deferred lease liability	15,675	18,815
Change in fair value of derivatives and amortization	17,344	30,893
Non-cash stock-based compensation	23,368	26,150
Changes in operating assets and liabilities:
Accounts receivable, net	(18,165)	(5,607)
Prepaid expenses and other assets, net	1,263	(1,133)
Accounts payable and accrued expenses	3,051	8,368
Tenant refundable fees and security deposits	(439)	5,404
Other	987	(3,578)
Net cash provided by operating activities	107,354	138,409
Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	2,416	1,806
Increase in cash and escrow deposits — restricted	(7,795)	(53,393)
Additions to property, plant, and equipment and leasehold intangibles,
net of related payables	(134,179)	(113,557)
Acquisition of assets, net of related payables and cash received	(5,105)	(167,621)
Payment on (issuance of) notes receivable, net	39,661	(13,714)
Investment in unconsolidated ventures	(1,163)	(1,617)
Distributions received from unconsolidated ventures	300	1,819
Proceeds from sale of unconsolidated venture	4,165	-
Net cash used in investing activities	(101,700)	(346,277)
Cash Flows from Financing Activities
Proceeds from debt	467,769	395,276
Repayment of debt and capital lease obligations	(229,210)	(54,246)
Buyout of capital lease obligation	-	(51,114)
Proceeds from line of credit	264,757	451,500
Repayment of line of credit	(378,000)	(384,000)
Payment of dividends	(103,696)	(144,990)
Purchase of treasury stock	(29,187)	-
Payment of financing costs, net of related payables	(13,720)	(10,248)
Other	(1,373)	(815)
Refundable entrance fees:
Proceeds from refundable entrance fees	15,185	17,018
Refunds of entrance fees	(14,331)	(15,488)
Recouponing and payment of swap termination	(27,627)	-
Cash portion of loss on extinguishment of debt	(1,240)	-
Net cash (used in) provided by financing activities	(50,673)	202,893
Net decrease in cash and cash equivalents	(45,019)	(4,975)
Cash and cash equivalents at beginning of period	100,904	68,034
Cash and cash equivalents at end of period	$55,885	$63,059

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization, straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008(1)	2007(1)	2008(1)	2007(1)
Net loss	$(35,877)	$(58,927)	$(94,455)	$(112,742)
Minority interest	-	5	-	(506)
Benefit for income taxes	(22,338)	(35,125)	(54,996)	(68,408)
Equity in (earnings) loss of unconsolidated ventures	(358)	309	750	2,362
Loss on extinguishment of debt	-	-	3,052	803
Other non-operating (income) expense	(69)	-	424	(238)
Interest expense:
Debt	30,743	31,290	90,365	84,482
Capitalized lease obligation	6,856	7,182	20,529	22,520
Amortization of deferred financing costs	3,004	1,151	6,940	4,878
Change in fair value of derivatives and amortization	8,454	43,731	17,344	30,893
Interest income	(1,383)	(1,695)	(6,169)	(5,077)
Loss from operations	(10,968)	(12,079)	(16,216)	(41,033)
Depreciation and amortization	67,066	79,235	207,882	234,690
Straight-line lease expense	4,709	6,451	15,675	18,815
Amortization of deferred gain	(1,086)	(1,085)	(3,257)	(3,255)
Amortization of entrance fees	(4,707)	(5,322)	(16,527)	(14,222)
Non-cash compensation expense	6,737	7,138	23,368	26,150
Entrance fee receipts(2)	11,526	14,369	30,395	31,333
Entrance fee disbursements	(5,856)	(5,084)	(14,331)	(15,488)
Adjusted EBITDA	$67,421	$83,623	$226,989	$236,990

(1)
The calculation of Adjusted EBITDA includes merger, integration, and hurricane/tropical storm costs totaling $7.5 million and $4.0 million for the three months ended September 30, 2008 and 2007, respectively, and $12.8 million and $11.0 million for the nine months ended September 30, 2008 and 2007, respectively.  Additionally, the calculation of Adjusted EBITDA for the nine months ended September 30, 2008 includes the effect of the $8.0 million reserve established for certain litigation.

(2)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, other, and recurring capital expenditures.  Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from CFFO. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items (including integration capital expenditures), facility purchases and/or major projects or renovations that are funded using financing proceeds and/or proceeds from the sale of facilities that are held for sale.  Beginning in 2008, our calculation of CFFO was modified to subtract principal amortization related to our capital leases that contain fair market value or no purchase options.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:

(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008(1)	2007(1)(2)	2008(1)	2007(1)(2)

Net cash provided by operating activities	$30,630	$53,499	$107,354	$138,409
Changes in operating assets and liabilities	2,062	(8,796)	13,303	(3,454)
Refundable entrance fees received(3)	4,273	8,696	15,185	17,018
Entrance fee refunds disbursed	(5,856)	(5,084)	(14,331)	(15,488)
Recurring capital expenditures, net	(6,965)	(6,213)	(19,616)	(19,487)
Lease financing debt amortization with fair market value or no purchase options	(1,688)	(1,456)	(4,975)	(4,174)
Reimbursement of operating expenses and other	-	1,168	794	3,110
Cash From Facility Operations	$22,456	$41,814	$97,714	$115,934

(1)
The calculation of CFFO includes merger, integration, and hurricane/tropical storm costs totaling $7.5 million and $4.0 million for the three months ended September 30, 2008 and 2007, respectively, and $12.8 million and $11.0 million for the nine months ended September 30, 2008 and 2007, respectively.  Additionally, the calculation of CFFO for the nine months ended September 30, 2008 includes the effect of the $8.0 million reserve established for certain litigation.

(2)	The September 30, 2007 amounts have been reclassified to conform to the modified definition of CFFO used for the current period.
(3)
Total entrance fee receipts for the three months ended September 30, 2008 and 2007 were $11.5 million and $14.4 million, respectively, including $7.3 million and $5.7 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the nine months ended September 30, 2008 and 2007 were $30.4 million and $31.3 million, respectively, including $15.2 million and $14.3 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

The calculation of CFFO per outstanding common share is based on outstanding common shares at the end of the period, excluding any unvested restricted shares.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization, facility lease expense, general and administrative expense, including non-cash stock compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net loss	$(35,877)	$(58,927)	$(94,455)	$(112,742)
Minority interest	-	5	-	(506)
Benefit for income taxes	(22,338)	(35,125)	(54,996)	(68,408)
Equity in (earnings) loss of unconsolidated ventures	(358)	309	750	2,362
Loss on extinguishment of debt	-	-	3,052	803
Other non-operating (income) expense	(69)	-	424	(238)
Interest expense:
Debt	30,743	31,290	90,365	84,482
Capitalized lease obligation	6,856	7,182	20,529	22,520
Amortization of deferred financing costs	3,004	1,151	6,940	4,878
Change in fair value of derivatives and amortization	8,454	43,731	17,344	30,893
Interest income	(1,383)	(1,695)	(6,169)	(5,077)
Loss from operations	(10,968)	(12,079)	(16,216)	(41,033)
Depreciation and amortization	67,066	79,235	207,882	234,690
Facility lease expense	67,017	67,708	202,028	203,365
General and administrative (including non-cash
stock compensation expense)	32,948	34,733	109,633	111,144
Amortization of entrance fees(1)	(4,707)	(5,322)	(16,527)	(14,222)
Management fees	(1,527)	(1,493)	(5,604)	(4,777)
Facility Operating Income	$149,829	$162,782	$481,196	$489,167

(1)
Entrance fee sales, net of refunds paid, provided $5.7 million and $9.3 million of cash for the three months ended September 30, 2008 and 2007, respectively, and $16.1 million and $15.8 million of cash for the nine months ended September 30, 2008 and 2007, respectively.

Operating Data

The same store data for the three and twelve months ended September 30, 2008 and 2007 (in thousands) is presented below:

	Three months ended September 30,			Twelve months ended September 30,
	2008(1)	2007	% Change	2008(1)(2)	2007	% Change
Revenue	$454,970	$440,192	3.4%	$1,803,747	$1,720,219	4.9%
Operating Expense	305,990	282,391	8.4%	1,185,334	1,098,435	7.9%
Facility Operating Income	$148,980	$157,801	-5.6%	$618,413	$621,784	-0.5%
Facility Operating Margin	32.7%	35.8%	-3.1%	34.3%	36.1%	-1.9%

# Locations	519	519		519	519
Avg. Occupancy	89.6%	90.8%	-1.2%	89.8%	91.2%	-1.4%
Avg. Mo. Revenue/unit	$3,762	$3,593	4.7%	$3,722	$3,494	6.5%

(1)	Excludes $3.6 million of expenses related to hurricane and named-tropical storms.

(2)
Includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

Excluding the $7.0 million of charges relating to integration-related accounting items in the fourth quarter of 2007, the same store data is as follows:

	Three months ended September 30,			Twelve months ended September 30,
	2008(1)	2007	% Change	2008(1)	2007	% Change
Revenue	$454,970	$440,192	3.4%	$1,803,747	$1,720,219	4.9%
Operating Expense	305,990	282,391	8.4%	1,178,289	1,098,435	7.3%
Facility Operating Income	$148,980	$157,801	-5.6%	$625,458	$621,784	0.6%
Facility Operating Margin	32.7%	35.8%	-3.1%	34.7%	36.1%	-1.5%

(1)    Excludes $3.6 million of expenses related to hurricane and named-tropical storms.

Our facility breakdown at September 30, 2008 was as follows:

Ownership Type	Number of Facilities	Number of Units/Beds	Percentage of Q3 2008 Revenues	Percentage of Q3 2008 Facility Operating Income
Owned	171	18,733	38.7%	32.2%
Leased	358	28,907	61.0%	66.8%
Managed	21	4,293	0.3%	1.0%
Total	550	51,933	100.0%	100.0%

Operating Type
Retirement Centers	87	15,895	29.2%	37.1%
Assisted Living	410	21,134	43.7%	41.8%
CCRCs	32	10,611	26.8%	20.1%
Managed	21	4,293	0.3%	1.0%
Total	550	51,933	100.0%	100.0%

Our capital expenditures for the three and nine months ended September 30, 2008 and 2007 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Type
Recurring	$7,412	$6,955	$22,104	$21,101
Reimbursements	(447)	(742)	(2,488)	(1,614)
Net Recurring	6,965	6,213	19,616	19,487
Corporate(1)	1,483	2,238	8,822	11,436
EBITDA-enhancing(2)	8,396	20,269	33,406	45,279

Development(3)	29,220	15,162	69,847	35,741
Reimbursements	(20,193)	-	(26,790)	-
Net Development	9,027	15,162	43,057	35,741
Net Total Capital Expenditures	$25,871	$43,882	$104,901	$111,943

(1)	Corporate primarily includes capital expenditures for information technology systems and equipment.
(2)	EBITDA-enhancing capital expenditures generally represent unusual or non-recurring capital items and/or major renovations.
(3)	Development capital expenditures primarily relate to the facility expansion and de novo development program.
(4)	Development reimbursements are typically received after expenditures are actually made. Only includes cash reimbursements received during the period.

Our debt amortization for the three months ended September 30, 2008 and 2007 was as follows (in thousands):

	Three Months Ended September 30,
	2008	2007
Type
Scheduled Debt Amortization	$534	$435
Lease Financing Debt Amortization - FMV or no Purchase Option	$1,688	$1,456
Lease Financing Debt Amortization - Bargain Purchase Option	2,796	2,192
Total Debt Amortization	$5,018	$4,083

Our ancillary services data for the last five quarters was as follows:

	As of:
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007

Units served by therapy staff:
Legacy Brookdale	21,220	19,505	18,565	17,101	15,483
Legacy ARC	12,761	12,761	12,761	12,716	12,716
Total	33,981	32,266	31,326	29,817	28,199

Therapy clinics	399	368	352	335	323
Therapy staff	2,102	1,876	1,741	1,601	1,516

Units served by Home Health agencies	14,255	10,907	8,294	7,405	7,405